TBS International Limited Announces Acquisition of a Vessel

HAMILTON, Bermuda – (BUSINESS WIRE) – November 16, 2005 – TBS International Limited (NASDAQ: TBSI) announced today that it has expanded its fleet of vessels by taking delivery of the M.V. Comanche Belle.

The M.V. Comanche Belle, which will be renamed the Huron Maiden, is a 23,300 dwt multipurpose tweendecker that was built in 1983. TBS exercised the purchase option granted under the time charter dated December 9, 1996 to purchase the vessel for $3.8 million. It was delivered in Pusan, Korea on November 16, 2005. The acquisition of the M.V. Comanche Belle was previously disclosed in TBS's filings with the Securities and Exchange Commission, including the quarterly report on Form 10-Q, for the quarter ended September 30, 2005, filed on November 10, 2005.

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel, bulk and vessel chartering services. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

CONTACT: TBS International Limited

Ferdinand V. Lepere, 914-961-1000
Executive Vice President and Chief Financial Officer
InvestorRequest@tbsship.com